Exhibit 99.2

              SCRIPT FOR Q1 2003 EARNINGS RELEASE CONFERENCE CALL
                                  04/28/2003

CONFERENCE COORDINATOR:
      (Introduction to the call)...Thank you for holding, ladies and gentlemen, and welcome to the Alliant Energy first quarter 2003 earnings conference call. At this time, all lines are in a listen-only mode. I would now like to turn the call over to your host, Mr. Eric Mott, Assistant Treasurer of Alliant Energy.

ERIC MOTT
      Good morning, and thank you for joining us today for Alliant Energy Corporation's first quarter 2003 earnings conference call. We welcome those of you who are joining us on the phone, and also those of you who are joining us via the Web site. We appreciate your participation.

      With me today are Erroll Davis, Alliant Energy's Chairman, President and Chief Executive Officer, and Tom Walker, Executive Vice President and Chief Financial Officer, as well as various other senior executives of the organization.

      This call is open to the general public and media but our content and answers are primarily designed for the financial community, including institutional investors and investment analysts. We will have a formal question and answer period following some prepared remarks by Erroll Davis and Tom Walker. We will take as many questions as we can within the one-hour time frame for today's call.

      As most of you are aware, earlier this morning, we issued a news release announcing Alliant Energy's first quarter 2003 earnings and affirming our 2003 earnings guidance for earnings from continuing operations. If you haven't seen the release, a copy of it is available on our Web site at www.alliantenergy.com in the news section.
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      Let me briefly point out the structure of today's news release.
      Effective this quarter, we are now reporting our earnings exclusively on a GAAP basis and are no longer reporting adjusted earnings. The GAAP results consist of three components: earnings from continuing operations, earnings from discontinued operations and the cumulative effect of changes in accounting principles. Alliant Energy's management believes earnings from continuing operations provides a more meaningful representation of the company's fundamental earnings capacity on a going forward basis.

      Before we begin, I would like to remind you that the remarks we make on this call and our answers to your questions include forward-looking statements. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters discussed in Alliant Energy's press release issued this morning and in Alliant Energy's filings with the Securities and Exchange Commission. We disclaim any obligation to update these forward-looking statements.

      That said, I will now turn over the call to Erroll Davis.

ERROLL DAVIS:

      Thanks, Eric. Good morning. And thank you for participating in our call this morning.

      As Eric noted, we are no longer reporting earnings on an adjusted earnings basis, so it is important to us that you understand how we interpret the results for the first quarter.

      The bottom line is that we are pleased with our first quarter results. They were slightly ahead of our internal plans and they allow me to affirm our 2003 earnings guidance for continuing operations.

      I am also quite pleased to report that we have made very significant progress in executing the plan we outlined in November to strengthen our financial profile.

      Admittedly, executing certain steps of our strategic plan - more specifically, the process of divesting certain assets -- has made some of our financial reporting more complex. Combining this with our focus on GAAP accounting has created a challenge in communicating our results in simple and understandable terms. This conference call provides an excellent tool for us to engage in a more in-depth discussion, so I'm thankful for the opportunity to do so today.

      Today, Alliant Energy reported first quarter 2003 income from continuing operations of $14.6 million or 16 cents per share, compared to a $7.8 million loss, or a loss of 9 cents per share, in the same period last year. On a GAAP basis, Alliant Energy reported a modest net loss of $500,000, or 1 cent per share, in the first quarter of 2003 which encompasses earnings from discontinued operations, including a write-down of certain assets prior to their sale, and the impact of the adoption of two new accounting principles in addition to our earnings from continuing operations. This compares to net income of $9.7 million or earnings per share of 11 cents on a GAAP basis in the first quarter of 2002. However, as we are in the process of selling and updating the market values of our discontinued assets, we do not find this comparison very meaningful.

      To put it in simple terms, last year in the first quarter we generated a loss from continuing operations but reported net income on a GAAP basis. This year in the first quarter, we generated income from continuing operations but reported a net loss on a GAAP basis. The reason I'm encouraged by our performance in the first quarter is two-fold. First, the net loss was obviously primarily due to the valuation adjustments and selling costs we recorded within our discontinued operations. Second, the other major factor is the impact of adopting two new accounting principles. The important take-away is that the foundation upon which we are building our future -- our continuing operations -- produced improved results in the first quarter of 2003 compared to the first quarter of 2002. I believe this 25-cent per share improvement in earnings from continuing operations shows we are making progress in improving our financial performance and delivering value to our shareowners.

      As we have previously discussed, 2003 will be a transition year. As expected and as forecasted, our non-regulated operations did not contribute positively to earnings from continuing operations in the first quarter. But also, as expected, we significantly reduced the loss. Would we be satisfied with this performance on a longer-term basis? Absolutely not. Is the trend heading in the right direction? Absolutely.

      The news from the first quarter is positive for our utility operations. Sales have improved due to more favorable weather conditions and a slowly improving economy, as evidenced by a two percent increase in electric sales to industrial customers as compared to the first quarter of 2002.

      We also continue to receive much-needed rate relief and I would note that the most recent decisions are not reflected in our first quarter numbers. This additional revenue is critical not only to our financial success, but also equally critical to our ability to continue to provide our customers with the safe, reliable and environmentally sound utility service they deserve. We presented strong cases in each jurisdiction and -- while we did not receive the total amount we requested - and we never do -- the amounts we did receive are in line with the estimates we had included in our 2003 guidance.

      On April 4th, we received the final order in our 2003 Wisconsin retail
      rate case.   The Public Service Commission of Wisconsin granted total
      rate relief in Wisconsin Power and Light's electric, gas and water cases of $81.1 million and authorized a return on common equity of 12.0 percent. There was no interim rate relief in this case so this is all incremental revenue. We also expect to update our $65.1 million revenue increase request for 2004 in May to reflect the results of this most recent case. We expect that the Wisconsin Commission will provide a final order in the 2004 case early in 2004.

      In March of this year, Wisconsin Power and Light filed a $4.7 million rate increase request for its rural electric cooperative wholesale customers with the Federal Energy Regulatory Commission. We expect our proposed rates to be implemented in July 2003, subject to refund.

      In Iowa, the Iowa Utilities Board granted an additional $10.6 million in our retail electric rate case. Combined with the interim increase of $15.5 million granted last summer, the total increase was $26.1 million with an authorized rate of return on common equity of 11.15 percent.
      New rates are expected to go into effect in June.

      The final order in our $20 million retail natural gas case in Iowa is expected in May. We received interim relief in that case of $17 million last July.

      For a number of reasons, we have decided not to file a 2002 test year retail electric case this year in Iowa. First, the case would have been modest and second, we wanted to ensure that the case we intend to file in 2004 would not be delayed awaiting a decision on a case filed this year. As part of our 2004 case, we will begin recovering the costs associated with the $400 million, and let me clarify that it is $400 million and not $450 million as inadvertently noted in a press release we issued last Friday, 500-megawatt combined cycle natural gas plant currently under construction in Iowa. This will be our first plant to be covered by the provisions of legislation passed in 2001 providing pre-approval of rate principles. The principles related to this plant include a 12.23 percent ROE and a 27-year depreciation schedule.

      Operationally, our domestic utilities are performing well and we continue to receive excellent ratings in national customer satisfaction surveys. Our domestic utilities form the foundation of Alliant Energy... and it is a strong foundation indeed.

      The financial performance of Alliant Energy Resources is not yet at acceptable levels, but has shown improvement. The significant improvement in the first quarter results versus the same period last year was primarily due to the absence of $0.26 per share of asset valuation charges which were recorded in the first quarter of 2002. We did realize improvements in the results of the underlying operations of many of our non-regulated businesses which is encouraging. However, these improvements were largely offset by higher interest expense.

      I did also want to touch briefly on the performance of our Brazilian investments. The utilities that make up our Brazilian investments have made operational improvements over the past year. Unfortunately, these improvements have not yet resulted in the level of improved financial performance we expect given several factors, including the significant impact of rising interest costs. Financial performance in the first quarter was essentially flat as compared to the first quarter of 2002. While we do not expect our Brazil investment to be profitable in 2003, we expect to see significant improvements in their financial performance as we move through the year. Key drivers for improved results from our Brazil investments include: sales growth, the continued implementation of rate increases, reduced line losses and improved collections of customer receivables. In addition, we incurred significant one-time charges related to our Brazil investments in 2002. Finally, the significant improvements in the foreign exchange rate which we have seen thus far in 2003 will have a positive impact on our anticipated 2003 results. As previously indicated, if we do not see marked improvement in the financial performance of our Brazilian investments by the end of 2003, we will re-evaluate our commitment to the Brazil market at that time.

      Another issue that you may have read about is the shareowner lawsuit filed last week by a law firm that specializes in class action lawsuits. This suit alleges, among other things, that Alliant Energy and certain officers, including me, made false and misleading statements related to Alliant Energy's expected performance of our various non-regulated business units.

      I am not going to say much on this issue, as it involves a legal proceeding.

      But I would like to emphasize that we categorically deny all of the allegations included in this complaint. At Alliant Energy, our core values include honesty and integrity. These values guide our accounting practices as well as our communications with our shareowners, customers, employees, regulators and the general public. In fact, we continually exercise an open and honest approach when communicating all news... whether it's positive or negative. As with any legal proceeding, we will address this case in the appropriate legal forum thus, as a result, and will not be discussing this matter further in the Q&A session of this call.

      And, I will again note that even in the face of such a suit, we will continue providing earnings guidance and we are presently affirming our previous guidance for 2003.

      Finally, I would like to address the steps we have already successfully executed as part of the plan we announced last November. But before I do so, I would ask Tom Walker, our CFO, to provide an update on our short-term borrowing position, cash flows, capitalization ratios and capital expenditures.

TOM WALKER:

      Thanks, Erroll.

      As of April 25, we had short-term debt outstanding at Alliant Energy Corporation of $290 million, which consists of $190 million of commercial paper and $100 million drawn on bank lines, leaving us with available facility liquidity of $160 million. In addition, we have a standby facility available at Alliant Energy Resources. Our domestic utilities had $145 million of commercial paper outstanding with available facility liquidity of approximately $140 million.

      We are in the preliminary stages of preparing our cash flow statements that will be included in our Form 10-Q filing in May. While these statements are not yet final, preliminary indications are that cash flows from continuing operations are higher in the first quarter of 2003
      compared to the same period in 2002.    Our targeted consolidated cash
      flows from continuing operations for 2003 is a range of $500 to $575 million.

      Our consolidated unadjusted capitalization ratio at the end of the first quarter was 61% total debt to capital. Our targeted capitalization ratio for year-end 2003 after the planned divestiture of assets, corresponding debt reduction and planned common stock offering is in the low 50% range for total debt to capital.

      I would also like to address one of the other key components of our plan
      - keeping a tight control of capital expenditures. Our capital expenditures for continuing operations in the first quarter were $284
      million.    Our capital expenditure forecast for continuing operations for full-year 2003 remains $820 million, consisting of $610 million at the utilities and $210 million at Alliant Energy Resources. For 2004 and 2005, we project capital expenditures of roughly $1.1 billion over that two-year period, with roughly 90 percent of that amount devoted to our regulated domestic utilities.

      I'll now turn it back over to Erroll to discuss the other steps we are taking to strengthen our financial profile.

ERROLL DAVIS:

      Thanks, Tom. I am proud of the success we have already achieved in executing our plan. In any plan, there is execution risk. In detailing what we have already accomplished, I hope you will agree that through our actions, we have demonstrated that the level of execution risk in our plan is manageable.

      In March, we announced an agreement with New Zealand-based Meridian Energy to sell Alliant Energy's Australian investment, primarily made up of Alliant Energy's ownership of Southern Hydro. The sale price is approximately $350 million. This amount includes the repayment of approximately $145 million in debt in Australia. On an after-tax basis, the sale will result in net cash proceeds to Alliant Energy of approximately $165 million. As a result of this transaction, approximately $310 million will be available to Alliant Energy for debt reduction. This is the first major step in meeting our $800 million to $1 billion debt reduction plan through the divestiture of certain businesses. The transaction is expected to close on Wednesday of this week.

      We are also making solid progress on the divestitures of our affordable housing, oil and gas and SmartEnergy businesses. While we were required under the applicable accounting rules to record $26 million of after-tax valuation adjustments in the first quarter related to the $1 billon of assets we plan to divest, we were also precluded by those same rules from recording the gain we expect to realize two days from now on the sale of our Australian business. We currently estimate that this gain will be nearly double the amount of the valuation adjustments we recorded in the first quarter. While the recording of the $26 million of valuation adjustments was the largest driver in our having a GAAP net loss for the first quarter, clearly this is just a timing issue between
      the first and second quarters.   Again, we remain confident we can
      reduce debt levels by the $800 million to $1 billion we projected in our November 22 plan resulting from the proceeds from our proposed asset divestitures.

      Earlier this month, we filed a shelf registration with the Securities and Exchange Commission covering up to $400 million of securities for Alliant Energy Corporation and Alliant Energy Resources and an additional $150 million for Interstate Power and Light. As we have discussed, our plan includes a $200-300 million equity offering that we now expect to complete in the second half of this year.

      And the final component of our plan is strict cost control, and I assure you we are making significant progress on that front as well. One of our key initiatives, our Six Sigma program is being implemented and through this well-recognized process, we have identified a host of projects that will result in more efficient operations.

      In this transition year of 2003, our quarter-to-quarter results will, of course, be important but more important will be the foundation we lay and the longer-term trends we establish. And, as I've just detailed, the trends are quite positive. We are successfully executing our plan and remain committed to exercising the discipline necessary to continue on this path toward meeting our objectives and delivering increased shareowner value.

      As I mentioned at the start, we are now focused on earnings from continuing operations. In that regard, our 2003 earnings guidance from continuing operations is $1.45 to $1.65 per share. This is unchanged from our previous guidance and includes guidance from our domestic regulated utility operations of between $1.75 and $1.95 per share.

      We continue to face significant challenges and know the road before us will not be easy. We are pleased with our successful execution on our more narrowly focused business strategy to date, but are far from satisfied. Our management team remains steady, focused and resolved. As I look back over the last two quarters, I take great pride in the approach our employees have adopted and their seemingly endless ability to confront and conquer whatever challenges are placed before them. In closing, let me assure you that this is a team, from top to bottom, that is focused on meeting our commitments both to our customers and to our shareowners. And, we are starting to see the positive fruits of that focus.

ERIC MOTT:

      Thanks, Erroll. At this time, we would like to open up the call to questions from members of the investment community, including institutional investors and investment analysts. We will take as many questions as we can within the one-hour time frame for this morning's call. I would now like to turn the call over to the operator for the question and answer session. (Eric turns call over to the operator who explains how to get into the queue to ask questions).

Q&A:

ERIC MOTT:

      This concludes our call. I would like to take this time to thank you for your participation this morning and for your continued support of Alliant Energy. A replay of the call will be available through May 2, 2003, at 800-642-1687 (domestic) or 706-645-9291 (international).
      Callers should reference conference ID #9594554.

      In addition, an archive of the conference call and a script of the prepared remarks made on the call will be available on the investor's section of the company's Web site at www.alliantenergy.com/investors
                                           -------------------------------
      later today.

      Thank you.